UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 2, 2017

BRIDGFORD FOODS CORPORATION

(Exact name of registrant as specified in its charter)

California	000-02396	95-1778176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1308 N. Patt Street, Anaheim, California	92801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 526-5533

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 1, 2017, Keith A. Ross notified the board of directors (the “Board”) of Bridgford Foods Corporation (the “Company”) of his intent to resign from the Board, effective immediately. Mr. Ross’s resignation was not the result of any disagreement with the Company or management regarding operations, policies or practices.

On March 2, 2017, the Board reelected Paul R. Zippwald as a director of the Company to fill the vacancy created by the resignation of Mr. Ross. Mr. Zippwald will serve on the Board’s Audit Committee and Compensation Committee. Mr. Zippwald previously served on the Company’s Board, including the Audit Committee and Compensation Committee, prior to his resignation on March 9, 2016.

There are no arrangements or understandings between Mr. Zippwald and any other persons pursuant to which Mr. Zippwald was appointed a director of the Company.

Mr. Zippwald was Regional Vice President and Head of Commercial Banking for Bank of America NT&SA, North Orange County, California, for more than five years prior to his retirement in July 1992. Mr. Zippwald is currently retired. He is a graduate of the Graduate School of Credit and Financial Management at the Amos Tuck School of Business Administration of Dartmouth College and also holds a graduate degree from the American Institute of Banking.

Mr. Zippwald brings to the Board a background and expertise in banking and investment advisory services. He has provided many years of service to the Company as a prior member of the Board. The Board believes that Mr. Zippwald is qualified to serve as a director of the Company due to his business expertise and executive managerial experience

A press release announcing Mr. Ross’s resignation and Mr. Zippwald’s appointment to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On March 7, 2017, the Company received a letter from The Nasdaq Stock Market LLC confirming that following the appointment of Mr. Zippwald to the Board and the Audit Committee, the Company regained compliance with Nasdaq Listing Rule 5605.

Item 9.01 - Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 3, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGFORD FOODS CORPORATION

March 8, 2017	By:	/s/ Raymond F. Lancy
Raymond F. Lancy
Principal Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 3, 2017.